Exhibit 99.1 – Press release dated May 29, 2017

Kuala Lumpur, Malaysia, May 29, 2017

MEDIAN GROUP INC. SIGNED A SHARE SALE AGREEMENT TO ACQUIRE 51% SHARE EQUITY IN GNS TECHNOLOGY (M) SDN BHD

Median Group Inc. (“MGI”) entered into a share sale and purchase agreement to acquire 510,000 shares of GNS Technology (M) Sdn Bhd with the vendors of the shares namely GNS Technology Co., Ltd and Mr. Kim Chulwoo. The acquisition of the said shares represented 51% of the paid-up share capital of GNS Technology (M) Sdn Bhd (“GNSTM”).

The consideration of this transaction is USD1,000,000 which is payable by the issuance of new shares of MGI amounting to 166,666,667 shares.

The Agreement is conditional on successful due diligence by the Company in GNS which shall be concluded on or before June 30, 2017. The Consideration shall be adjusted on a prorate basis if the net asset value of the Company is below US$600,000 as at December 31, 2017. In addition, MGI shall pay a performance fee payment of US$1,510,000 provided GNS accumulated audited profits recorded at least US$3,000,000 subject to adjustments, from the audited financial statements commencing from December 31, 2017 and for each year thereafter for 5 years. MGI shall pay the performance fee by the issuance of MGI shares at a price equal to the higher of (i) USD0.006 per share and (ii) the 20 days average closing share price immediately prior to date the performance fee is earned.

GNSTM was owned by GNS Technology Co., Ltd of Korea and Mr Kim Chulwoo with a shareholding of 60% and 40% respectively. With the completion of this agreement, the new shareholding will be MGI, GNS Technology Co., Ltd and Kim Chulwoo holding 51%, 30% and 19% respectively.

GNSTM is in the provision of network design, construction and maintenance services for fiber optics backbone and Fiber-to-the-Home (FTTH) broadband services while GNS Technology Co., Ltd is a leading fiber optic infrastructure provider and network and system integration provider in Korea with major telecommunication operators in Korea and other parts of the world. GNSTM's presence in Malaysia is to implement and integrate operational and commercial best practices in fiber optic and to develop innovative applications for ultra-high speed fixed and wireless networks using satellite broadband services in Malaysia and other ASEAN regions and also to implement internal and external network construction of satellite command control facility, main gateways and back-up facilities in Malaysia and other ASEAN regions.

About Median Group Inc.

Median Group Inc. (“Median” or “Company”) is a company incorporated in Texas and quoted on the Over-the-Counter (“OTC”) market in United States. Its ticker symbol is CHMD.

Median aims to become a leading mobile service and technology provider focusing on mobile communications and applications, financial technology and services (“Fintech”) in addition to digital market place to closed-group communities. The Company’s mission is to best serve the community through building digital technology eco-system. Median is headquartered in Kuala Lumpur, Malaysia.

For more information about Median, please visit: www.mediangroupinc.com or contact us at ir@mediangroupinc.com

About GNS Technology (M) Sdn Bhd

GNSTM was incorporated under the Malaysian Companies Act 1965 on April 8, 2016 with an initial paid-up share capital of RM100 which was later increased to RM1,000,000.

GNSTM will be fully backed by the extensive expertise and impressive track record of GNS Technology Co., Ltd (“GNS Korea”) which has been in the business for the past 30 years. Incorporated in Korea on May, 1987, it is one of the leading telecommunication solutions provider specialized in design, construction, maintenance and consulting service for fiber optic, wired/wireless network system and various transmission facilities in Korea.

With a present paid-up share capital of USD1.0 million, GNS Korea has stamped its presence beyond its borders with offices in Vietnam, Bangladesh, Poland, Angola and recently, Malaysia. With the many jobs that it has undertook and completed both domestically and internationally together with the accolades of awards and recognitions, it strives to be one of Korea’s top 100 companies by 2030.

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Cautionary Language Concerning Forward-Looking Statements

This release contains "forward-looking statements" that include information relating to future events and future financial and operating performance. The words "may," "would," "will," "expect," "estimate," "can," "believe," "potential" and similar expressions and variations thereof are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for Median's products, the introduction of new products, the Company's ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the Company's liquidity and financial strength to support its growth, and other information that may be detailed from time-to-time in Median's filings with the United States Securities and Exchange Commission. Examples of such forward-looking statements in this release include statements regarding future sales, costs and market acceptance of products as well as regulatory actions at the State or Federal level. For a more detailed description of the risk factors and uncertainties affecting Median Group Inc. please refer to the Company's Securities and Exchange Commission filings, which are available at www.sec.gov. Median Group Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.